EXHIBIT 1

Oi S.A.

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

ANNUAL GENERAL MEETING

The Board of Directors of Oi S.A. (“Company”) hereby calls the Shareholders to meet at an Annual General Meeting, to be held on April 28, 2016, at 11 a.m., at the Company’s headquarters, at Rua do Lavradio, 71, Centro, City and State of Rio de Janeiro, in order to resolve upon the following Agenda:

1)	Take the Administrators’ accounts, examine, discuss and vote on the Administration’s Report and the Financial Statements pertaining to the fiscal year ended on December 31, 2015, along with the opinion of the Independent Auditors and the opinion from the Audit Committee;

2)	Examine, discuss and vote on the Administration’s Proposal for the allocation of the results of the fiscal year ended on December 31, 2015;

3)	Determine the annual global amount for the compensation of the Administrators and of the members of the Company’s Audit Committee;

4)	Elect members to make up the Board of Directors to complement the term of office, for positions filled pursuant to article 150 of Law 6,404/76; and

5)	Elect the members of the Audit Committee and their respective alternates.

GENERAL INSTRUCTIONS:

1. The documentation connected to the matters in the Agenda is available at the Company’s headquarters, at the Company’s Investors Relations webpage (www.oi.com.br/ri), as well as in the website of the Brazilian Securities Commission (www.cvm.gov.br), pursuant to CVM Ruling No. 481/09, for examination by the Shareholders.

2. We ask that the shareholder who wishes to personally take part in the Meeting or to be represented by an attorney-in-fact to submit the following documents, at Rua Humberto de Campos nº 425, 5º andar, Leblon, City and State of Rio de Janeiro, from 9 a.m. to noon and from 2 p.m. to 6 p.m., within two (2) business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: (i) for Legal Entities: notarized copies of the Instrument of Incorporation, Bylaws or Articles of Association, minutes of election of the Board of Directors (if applicable), and minutes of election of the Executive Office containing the election of the legal representative(s) attending the Meeting; (ii) for Individuals: notarized copies of the identity document and Individual Taxpayers’ Register (CPF) No. of the shareholder; and (iii) for Investment Funds: notarized copies of the Fund’s regulations and Bylaws or

Articles of Association of the Fund’s administrator, as well as minutes of election of the legal representative(s) attending the Meeting. In addition to the documents indicated in (i), (ii) and (iii), as the case may be, when the shareholder is represented by an attorney-in-law, they shall send, together with said documents, the respective power of attorney, with special powers and certified signature, as well as the notarized copies of the ID(s) and minutes of election of the legal representative(s) that signed the power of attorney, proving the representation powers, in addition to the ID and CPF of the proxy in attendance. The measure is intended to speed up the process of registration of the shareholders attending the Meeting.

3. The Shareholder that takes part in Fungible Custody of Registered Shares of Stock Exchanges, who wishes to take part in this Meeting, shall submit a statement issued within two (2) days prior to the holding thereof, containing their respective share interest, provided by the custodian body.

Rio de Janeiro, March 29, 2016.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors